EXHIBIT 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the 2nd day of January, 2020 (the “Effective Date”) by and between Royal Gold Corporation,  a corporation organized under the laws of Canada (the “Company”), and Mark Isto (the “Executive”).

Recitals

A.    The Company desires to employ Executive as Executive Vice President and Chief Operating Officer, and Executive desires to become employed by the Company in said capacity; and

B.    Each party desires to set forth in writing the terms and conditions of their understandings and agreements.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and obligations contained herein, and other good and valuable consideration, the receipt and adequacy of which the Company and Executive hereby acknowledge, the Company and Executive hereby agree as follows:

Agreement

1.     Position.

(a)   The Company agrees to employ Executive in the positions of Executive Vice President and Chief Operating Officer.

(b)   Executive agrees to serve as the Company’s Executive Vice President and Chief Operating Officer, faithfully and diligently carry out the duties of Executive Vice President and Chief Operating Officer, devote his best efforts and full business time and attention to the Company, and perform the duties which may from time to time be assigned to him by the President and/or the Company’s Board of Directors. Executive further agrees to comply with all Company policies as in effect from time to time and to comply with all laws, rules and regulations, including, but not limited to, those applicable to the Company.

(c)   Executive agrees to travel as necessary to perform his duties under this Agreement.

(d)   Nothing herein shall preclude Executive from (i) serving as a member of the board of directors of an outside public company provided that the Executive shall have received approval from the Compensation, Nominating and Governance Committee (the “Compensation Committee”) of the Royal Gold, Inc. Board of Directors (the “Board”) before accepting such position; (ii) serving as a member of the board of directors of other affiliated or non-affiliated entities at the request of the Board; (iii) engaging in charitable and community activities; (iv) participating in industry and trade organization activities; and (v) managing his and his family’s personal investments and affairs; provided, that such activities do not (x) materially interfere with the regular performance of his duties and responsibilities under this Agreement or (y) constitute activities that compete with the business of Company and/or that violate Executive’s obligations under Sections 8 and/or 9 of this Agreement.

2.     Term. The initial term of this Agreement shall be one (1) year from the Effective Date (“Initial Term”), unless otherwise terminated pursuant to Section 4 of this Agreement. This Agreement shall automatically renew for four (4) successive one (1) year terms unless either party gives written notice of its or his intent not to renew this Agreement at least sixty (60) days prior to the expiration of the then-current term. Executive’s continued employment after the expiration of the Initial Term shall be in accordance with and governed by this Agreement, unless modified by the parties to this Agreement in writing. References herein to the “Term” shall refer both to the Initial Term and any successive term as the context requires. In the event Executive continues employment after the expiration of the final one (1) year renewal term and the parties do not enter into a new contract for employment, Executive’s continued employment after the expiration of such final one (1) year renewal term shall be in accordance with and governed by this Agreement, unless modified by the parties to this Agreement in writing, and references herein to the “Term” of this Agreement shall be deemed to include the period of continuation after expiration of such final one (1) year renewal term.

3.     Compensation and Benefits.

(a)   Base Salary.   During the Term, the Company shall pay Executive a base salary equal to the equivalent in Canadian Dollars of US$  485,000.00 per year (“Base Salary”). The Base Salary may be increased annually by an amount as may be approved by the Board or the Compensation Committee, and, upon such increase, the increased amount shall thereafter be deemed to be the Base Salary for purposes of this Agreement.

(b)   Bonus Opportunities.  For each fiscal year during the Term, Executive shall be eligible to be considered to receive discretionary incentive compensation (an “Annual Bonus”) from the Company in an amount, if any, determined by the Board or the Compensation Committee and in accordance with applicable compensation policies and practices as in effect from time to time.  To be eligible for an Annual Bonus, the Executive must be actively employed by the Company on the last day of the fiscal year, and no deemed employment will extend Executive’s employment beyond the last day of employment as set out in any notice of termination.  Any Annual Bonus earned shall be paid no later than March 15 of the year following the fiscal year of performance.

(c)   Long-Term Incentive Award Opportunities. Executive shall be eligible to participate throughout the Term in the Royal Gold, Inc. 2015 Omnibus Long-Term Incentive Plan, as it may be amended from time to time (the “LTIP”) or other equity incentive plans as may be in effect from time to time (the “Equity Incentive Plans”), in accordance with applicable compensation policies and practices as in effect from time to time and the terms and provisions of the LTIP or other Equity Incentive Plan.

(d)   Payment. Payment of all compensation to Executive hereunder shall be made in accordance with applicable law, the terms of this Agreement and applicable policies and practices as in effect from time to time, including normal payroll practices, and shall be subject to all applicable withholdings and taxes.

(e)   Welfare Benefits and Retirement Plans. During the Term, Executive shall be allowed to participate, on the same basis generally as other similarly situated executive officers, in all general employee benefit plans and programs, including improvements or modifications of the same, which on the Effective Date or thereafter are made available by Royal Gold, Inc. or its affiliates to all or substantially all similarly situated executive officers. Such benefits, plans, and programs may include, without limitation, health, vision care, dental care, medical reimbursement, prescription drug, life insurance, disability protection, and qualified and non-qualified retirement plans. Except as specifically provided herein, nothing in this Agreement is to be construed or interpreted to increase or alter in any way the rights, participation, coverage, or benefits under such benefit plans or programs from those provided to similarly situated executive officers pursuant to the terms and conditions of such benefit plans and programs. The Company shall be permitted to modify such benefits from time to time consistent with any modifications that impact other similarly situated executive officers.

(f)    Fringe Benefits. During the Term, Executive shall be entitled to fringe benefits of the kind and quality which are provided to similarly situated executive officers in accordance with applicable policies and practices as in effect from time to time.

(g)   Vacation. Executive shall be entitled to paid vacation for up to five (5) weeks during each calendar year, and such vacation shall be taken in accordance with, and otherwise governed by, the applicable policies and practices as in effect from time to time.

(h)   Holidays. Executive shall be entitled to paid holidays, personal days, and sick days consistent with the applicable policies and practices as in effect from time to time.

(i)    Reimbursement of Expenses. Promptly following presentation of expense statements, receipts, vouchers, or such other information and documentation as the Company may reasonably require, the Company shall reimburse Executive for all business expenses that are reasonable and necessary and incurred by Executive while performing his duties under this Agreement.

(j)    Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or its affiliates and for which Executive may qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under any other agreement with the Company or any of its affiliated companies. Except as otherwise provided herein, amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan or program at or subsequent to the date of termination of employment shall be payable in accordance with such plan or program.

4.     Termination of Employment.

(a)   Termination by Company without Cause. The Company may terminate Executive’s employment and this Agreement for any reason, with or without prior notice, with such termination to be effective upon the date provided in a written notice to Executive informing him of the decision to terminate Executive’s employment in accordance with this Section 4(a) of this Agreement.

(b)   Termination by Company for Cause. The Company may terminate Executive’s employment and this Agreement at any time for Cause. For purposes of this Agreement, “Cause” for termination of Executive’s employment by the Company shall be deemed to exist if: (i) in the reasonable judgment of the Company, Executive has committed fraud, theft, embezzlement or misappropriation against the Company or any of its affiliates; (ii) Executive is found guilty by a court of having committed a felony or any other crime involving moral turpitude or has entered a plea of nolo contendere to a felony or any other crime involving moral turpitude; (iii) in the reasonable judgment of the Company, Executive has compromised Proprietary and Confidential Information (as defined below) or has engaged in gross or willful misconduct that causes substantial and material harm to the business and operations of the Company or any of its affiliates; (iv) Executive knowingly and intentionally breaches any employment policy of the Company; or (v) Executive materially breaches this Agreement and fails to cure such breach within ten (10) days of being informed of such breach in writing by the Company.

(c)   Termination by Executive for Good Reason. Executive may terminate his employment and this Agreement for Good Reason. For purposes of this Agreement, “Good Reason” means, without Executive’s express written consent, the occurrence of any of the following circumstances if Executive has given notice of the circumstances within ninety (90) days of the occurrence, such circumstances have not been fully corrected within thirty (30) days of the notice given in respect thereof, and Executive actually terminates employment within sixty (60) days following the expiration of such thirty (30) day cure period: (i) any material, adverse change in Executive’s title or responsibilities with the Company, (ii) any material reduction in Executive’s Base Salary, (iii) receipt of notice that Executive’s principal workplace will be relocated by more than fifty (50) miles from the job-site immediately prior to the Effective Date, or (iv) if a Change of Control (as defined below) has occurred, failure to provide for Executive’s participation in bonus, stock option, restricted stock, incentive awards and other compensation plans which provide opportunities to receive compensation that are not less than (x) the opportunities provided to similarly situated executive officers and (y) the opportunities under any such plans in which the Executive was participating immediately prior to the date on which a Change of Control occurs.

(d)   Termination by Executive without Good Reason. Executive may terminate his employment and this Agreement for reasons other than Good Reason upon transmittal of at least sixty (60) days’ written notice to the Company in accordance with this Agreement.

(e)   Disability.  Subject to applicable law, the Company may terminate Executive’s employment and this Agreement at any time Executive shall have sustained a Disability (as defined below) as determined by the Company, by giving Executive written notice of its intention to terminate Executive’s employment, and Executive’s employment with the Company shall terminate effective on the ninetieth (90th) day after receipt of such notice (the “Disability Effective Date”), unless the Executive has returned to work full-time and is able to perform the essential functions of his position, with or without reasonable accommodation, by such date. For purposes of this Agreement, “Disability” means Executive is unable due to a physical or mental condition to perform the essential functions of his position with or without reasonable accommodation for a period of three (3) consecutive months or based on the written certification of a licensed physician selected by the Company and approved by Executive (which approval shall not be unreasonably withheld, delayed or conditioned) of the likely continuation of such condition for such period.

(f)    Death. This Agreement and Executive’s employment shall terminate automatically upon Executive’s death.

5.     Obligations upon Termination.  Other than as specifically set forth or referenced in this Agreement, Executive shall not be entitled to any benefits on or after termination of employment or this Agreement.

(a)   Termination by Company without Cause; by Executive for Good Reason; or by Company for Failure to Renew.  If (i) the Company terminates Executive’s employment or this Agreement without Cause during the Term, (ii) Executive terminates his employment or this Agreement for Good Reason during the Term, or (iii) Executive’s employment is terminated upon the Company’s election not to renew the term for one (1) of the four (4) successive one (1) year renewal terms pursuant to Section 2 hereof, and any such termination does not occur within ninety (90) days prior to or within two (2) years after the occurrence of a Change of Control, then the Company shall pay to Executive, and Executive shall be entitled to receive, the following:

(i)    the unpaid portion of Executive’s Base Salary as of the date of termination of Executive’s employment, pro-rated through the date of termination, and a payment for any vacation Executive has accrued but not used through the date of termination payable in accordance with Section 3(d);

(ii)   promptly following submission by Executive of supporting documentation, any costs and expenses paid or incurred by Executive which would have been payable under Section 3(i) if Executive’s employment had not terminated (Section 5(a)(i) and (ii), together, the “Accrued Obligations”);

(iii)  continued benefit plan contributions required to be made by the Company in order to maintain benefits under the group benefit plans in which Executive participates at the time of termination, for the duration of the minimum notice period prescribed by the Ontario Employment Standards Act, 2000; and

(iv)  provided that on or prior to the sixtieth (60th) day following the termination of Executive’s employment, Executive executes a release of claims, which will consist in substance of the language attached as Exhibit A (the “Release Document”), and all revocation periods applicable to the Release Document have expired on or prior to such sixtieth (60th) day, a payment of (A) one (1) times Executive’s Base Salary plus (B) one (1) times the average of the Annual Bonuses paid to Executive for the three (3) full fiscal years ending immediately prior to the date of termination of Executive’s employment (the “Severance Payment”), payable within sixty (60) business days of the date of termination of Executive’s employment, with the exact timing of payment determined in the Company’s sole discretion, provided that if the Executive is terminated within sixty (60) days prior to the end of a calendar year, payment will be made in the subsequent calendar year.

(b)   Termination by the Company for Cause; by Executive other than for Good Reason; by Executive for Failure to Renew; or by Either Party Upon the Expiration of the Final One (1) Year Renewal Period Referenced in Section 2.  If (i) Executive’s employment is terminated for Cause, (ii) Executive terminates his employment other than for Good Reason, (iii) Executive terminates his employment upon his election not to renew the term for one (1) of the four (4) successive one (1) year renewal terms pursuant to Section 2 hereof, or (iv) either party terminates the employment relationship after the expiration of the final one (1) year renewal period referenced in Section 2, then this Agreement shall terminate without further obligations by the Company to Executive under this Agreement, and the Company shall pay Executive, and Executive shall be entitled to receive, the Accrued Obligations.

(c)   Death.   If Executive’s employment is terminated by reason of Executive’s death, then this Agreement shall terminate without further obligations by the Company to Executive’s legal representatives under this Agreement other than those obligations under the terms of a Company plan or program that take effect at the date of Executive’s death, and, the Company shall pay Executive’s estate, and Executive’s estate shall be entitled to receive, (i) the Accrued Obligations, plus, upon valid execution of a Release Document by an authorized executor of Executive’s estate, (ii) one (1) times the average of the Annual Bonuses paid to Executive for the three (3) full fiscal years ending immediately prior to the date of termination of Executive’s employment,  pro-rated from the first day of the fiscal year through the effective date of the termination of Executive’s employment, payable within sixty (60) business days of the date of termination of Executive’s employment, with the exact timing of payment determined in the Company’s sole discretion, provided that if the Executive is terminated within sixty (60) days prior to the end of a calendar year, payment of the amounts set forth in (ii) will be made in the subsequent calendar year.

(d)   Disability.   If Executive’s employment is terminated by reason of Executive’s Disability, then this Agreement shall terminate without further obligations by the Company to Executive under this Agreement except for obligations which expressly continue after termination of employment due to Disability, and, the Company shall pay Executive, and Executive shall be entitled to receive, (i) the Accrued Obligations, plus, upon valid execution of a Release Document, (ii) one (1) times the average of the Annual Bonuses paid to Executive for the three (3) full fiscal years ending immediately prior to the date of termination of Executive’s employment, pro-rated from the first day of the fiscal year through the effective date of the termination of Executive’s employment, payable within sixty (60) business days of the date of termination of Executive’s employment, with the exact timing of payment determined in the Company’s sole discretion, provided that if the Executive is terminated within sixty (60) days prior to the end of a calendar year, payment of the amounts set forth in (ii) will be made in the subsequent calendar year.  In addition, Executive shall be entitled to receive any disability benefits payable in accordance with the Company’s plans, programs and policies as in effect from time to time.

(e)   Change of Control.  If (i) the Company terminates Executive’s employment or this Agreement without Cause during the Term, (ii) Executive terminates his employment or this Agreement for Good Reason during the Term, or (iii) Executive’s employment is terminated upon the Company’s election not to renew the term for one (1) of the four (4) successive one (1) year renewal terms pursuant to Section 2 hereof, and any such termination occurs within ninety (90) days prior to or within two (2) years after the occurrence of a Change of Control, then, in addition to the Accrued Obligations, the Company shall pay to the Executive, and Executive shall be entitled to receive, the following, provided Executive executes and does not revoke the Release Document within the time set forth in Section 5(a)(iv):

(i)    one and one-half (1.5) times Executive’s Base Salary, payable in accordance with the time period set forth in Section 5(a)(iv); and

(ii)   one and one-half (1.5) times the average of the Annual Bonuses paid to Executive for the three (3) full fiscal years ending immediately prior to the date of termination of Executive’s employment, payable in accordance with the time period set forth in Section 5(a)(iv) (collectively, clauses (i) and (ii) of this Section 5(e) the “Change of Control Severance Payment”); and

(iii)  the Company will arrange to provide for Executive (and Executive’s eligible dependents) benefits provided under any vision care, dental care, medical reimbursement, prescription drug, life insurance and disability protection group insurance plans maintained by the Company for full-time employees for twelve (12) months following the date of termination of Executive’s employment.  If and to the extent that the Company cannot provide coverage to Executive (and Executive’s eligible dependents) under any such vision care, dental care, medical reimbursement, prescription drug, life insurance and disability protection group insurance plans (i) solely due to the fact that Executive is no longer an employee or officer of the Company or (ii) as a result of the amendment or termination of any vision care, dental care, medical reimbursement, prescription drug, life insurance and disability protection group insurance plan, the Company will then pay or provide for the payment of such vision care, dental care, medical reimbursement, prescription drug, life insurance and disability protection group insurance plan during the twelve (12) months following the date of termination of Executive’s employment. Executive acknowledges and agrees that Executive is responsible for paying the balance of any costs not paid by the Company under this Agreement which are associated with Executive’s (and Executive’s eligible dependents’) participation in any vision care, dental care, medical reimbursement, prescription drug, life insurance and disability protection group insurance plan and that Executive’s failure to pay such costs may result in the termination of Executive’s (and Executive’s eligible dependents’) participation in such plan. The Company’s obligations under this Section 5(e)(iii) will cease on the date on which Executive becomes eligible for any vision care, dental care, medical reimbursement, prescription drug, life insurance and disability protection group insurance plan (but only with respect to the particular coverage(s) available), and, within five (5) business days of Executive becoming eligible for any insurance coverage(s) under another employer’s group insurance plan, Executive shall inform the Company of such fact in writing.

For purposes of this Agreement, “Change of Control” means any of the following: (i) a sale of substantially all of the assets of Royal Gold, Inc. to another person or entity, (ii) any transaction (including without limitation a merger or reorganization in which Royal Gold, Inc. is the surviving entity) which results in any person or entity (other than persons who are stockholders or affiliates immediately prior to the transaction) owning fifty percent (50%) or more of the combined voting power of all classes of stock of Royal Gold, Inc., or (iii) during any period of two (2) consecutive years, members who at the beginning of such period constituted the Board shall have ceased for any reason to constitute a majority thereof, unless the election, or nomination for election, by Royal Gold, Inc.’s equity holders of each director shall have been approved by the vote of at least a majority of the directors then still in office and who were directors at the beginning of such period (so long as such director was not nominated by a person who has expressed an intent to effect a Change of Control or engage in a proxy or other control contest).

(f)    Resignation from Boards of Directors.  If Executive is a director of Royal Gold, Inc. or any of its affiliates and his employment is terminated for any reason, Executive shall, if requested by Royal Gold, Inc., immediately resign as a director of Royal Gold, Inc. and/or any affiliate and any committees of such boards of directors. If such resignation is not received within ten (10) business days after Executive receives written notice requesting the resignations, Executive shall forfeit any right to receive any payments pursuant to this Agreement.

(g)   Release.  Notwithstanding any other provision in this Agreement to the contrary, as a condition precedent to receiving any Severance Payment or Change of Control Severance Payment, Executive agrees to execute (and not revoke) the Release Document on or before the sixtieth (60th) business day following the date of termination of Executive’s employment so that all revocation periods will have expired on or before the sixtieth (60th) day following the date of termination of Executive’s employment. If Executive fails to timely execute and deliver the Release Document, or revokes the Release Document, Executive agrees that he shall not be entitled to receive the Severance Payment or Change of Control Severance Payment, as applicable.

6.     Limitations Under Code Section 409A.  Notwithstanding anything to the contrary in this Agreement, in the event that, as a result of Section 409A of the United States Internal Revenue Code of 1986, as amended (the “Code”) (and any related regulations or other pronouncements), any of the payments that Executive is entitled to under the terms of this Agreement or any other plan involving deferred compensation (as defined under Section 409A of the Code) may not be made at the time contemplated by the terms thereof without causing Executive to be subject to constructive receipt at a date prior to actual payment and/or an income tax penalty and interest and the timing of payment is the sole cause of such adverse tax consequences, the Company will make such payment on the first day permissible under Section 409A of the Code without Executive incurring such adverse tax consequences. In particular, with respect to any lump sum payment otherwise required hereunder, in the event of any delay in the payment date as a result of Section 409A(a)(2)(A)(i) and (B)(i) of the Code, the Company will adjust the payments to reflect the deferred payment date by crediting interest thereon at the prime rate in effect at the time such amount first becomes payable, as quoted by the Company’s principal bank. In the event that Executive is deemed to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, any payments to Executive hereunder that are subject to the provisions of Section 409A of the Code shall not be made prior to the first day after the six-month anniversary of Executive’s date of termination. It is intended that each installment of the payments and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Code.  No payments that are subject to Section 409A of the Code shall be made to Executive upon Executive’s termination of employment from the Company under this Agreement unless such termination of employment is a “separation from service” within the meaning of Section 409A of the Code. In addition, other provisions of this Agreement or any other such plan notwithstanding, the Company shall have no right to accelerate any such payment or to make any such payment as the result of any specific event except to the extent permitted under Section 409A of the Code. The Company shall not be obligated to reimburse Executive for any tax penalty or interest or provide a gross-up in connection with any tax liability of Executive under Section 409A of the Code.

7.     Excise Tax-Related Provisions.

(a)   Notwithstanding anything in this Agreement to the contrary, if any payment or benefit Executive would receive from the Company pursuant to a Change of Control or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this Section 7(a), be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount (as defined below). For the avoidance of doubt, a Payment shall not be considered a parachute payment for purposes of this paragraph if such Payment is approved by the shareholders of the Company in accordance with the procedures set forth in Section 280G(b)(5)(A)(ii) and (B) of the Code and the regulations thereunder, and at the time of such shareholder approval, no stock of the successor corporation is readily tradable on an established securities market or otherwise (within the meaning of Section 280G(b)(5)(A)(ii)(I) of the Code). The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the Payment or a portion thereof after payment of the applicable Excise Tax, whichever amount after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax payable by Executive (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greatest amount of the Payment to Executive. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, to the extent required by Section 409A of the Code, reduction shall occur in the following order: by first reducing or eliminating the portion of the Payments which are payable in cash (with the payments to be made furthest in the future being reduced first), then by reducing or eliminating any accelerated vesting of stock options or stock appreciation rights, then by reducing or eliminating any accelerated vesting of restricted stock or stock units and then by reducing or eliminating any other remaining Payments.

(b)   All determinations under this Section 7 shall be made by a nationally recognized public accounting or consulting firm selected by the Company and subject to the approval of Executive, which approval shall not be unreasonably withheld, conditioned or delayed. Such determination shall be binding upon Executive and the Company. The Company shall bear all expenses with respect to the determinations by such accounting or consulting firm required to be made hereunder.

(c)   The accounting or consulting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive.

8.     Ownership and Protection of Intellectual Property and Confidential Information.

(a)   All information, ideas, concepts, improvements, discoveries, and inventions, whether patentable or not, which are conceived, made, developed or acquired by Executive, individually or in conjunction with others, during Executive’s employment by the Company or any of its affiliates (whether during business hours or otherwise and whether on the Company’s premises or otherwise) which relate to the business, products or services of the Company or its affiliates (including, without limitation, all such information relating to corporate opportunities; geological, metallurgical, and other technical data and information, including operations, reserve information and exploration data; research, financial and sales data; pricing and trading terms; evaluations; opinions; interpretations; acquisition prospects; the identity of customers or their requirements; the identity of key contacts within the customer’s organizations or within the organization of acquisition prospects; or marketing and merchandising techniques, prospective names, and marks), and all correspondence, memoranda, notes, records, data or information, analyses, or other documents (including, without limitation, any computer-generated, computer-stored or electronically-stored materials) of any type embodying any of such items, shall be the sole and exclusive property of the Company or its affiliates, as the case may be.  To the extent such rights do not automatically vest in the Company or any of its affiliates, as the case may be, the Executive shall hold them in trust for the Company or its affiliates and will (at the Company’s expense) sign such documents as are necessary to vest them in the Company or its affiliates.  Executive hereby assigns (in so far as title does not automatically vest in the Company or its affiliates as a consequence of his employment) to the Company or its affiliates by way of present and future assignment all copyright, designs and other proprietary rights arising in any works or material produced by Executive during his employment and waives all moral rights arising from any such works or material.

(b)   Executive acknowledges that the Company’s business is highly competitive and that the Company has developed and owns valuable information which is confidential, unique and specific to the Company and its affiliates (“Proprietary and Confidential Information”) and which includes, without limitation, financial information; geological, metallurgical, and other technical data and information, including operations, reserve information and exploration data; marketing plans; business and implementation plans; engineering plans and processes; models and templates; prospect lists; technical information concerning products, services and processes; names and other information (such as credit and financial data) concerning customers and business affiliates; and other trade secrets, concepts, ideas, plans, strategies, analyses, surveys and proprietary information related to the past, present or anticipated business of the Company and its affiliates. Executive further acknowledges that protection of such Proprietary and Confidential Information against unauthorized disclosure and use is of critical importance to the Company and its affiliates in maintaining their competitive position. Executive hereby agrees that he shall not, at any time during or after his employment by the Company, disclose to others, permit to be disclosed, use, permit to be used, copy or permit to be copied, any such Proprietary and Confidential Information (whether or not developed by Executive and whether or not received as an employee) without the prior written consent of the General Counsel of the Company. Executive further agrees to maintain in confidence any proprietary and confidential information of third parties received or of which he has knowledge as a result of his employment. The prohibitions of this Section 8(b) shall not apply, however, to information in the public domain (but only if the same becomes part of the public domain through means other than a disclosure prohibited hereunder). The above notwithstanding, a disclosure shall not be unauthorized if (i) it is required by law or by a court of competent jurisdiction or (ii) it is in connection with any judicial, arbitration, dispute resolution or other legal proceeding in which Executive’s legal rights and obligations as an employee or under this Agreement are at issue; provided,  however, that Executive shall, to the extent practicable and lawful in any such events, give prior notice to the Company of his intent to disclose any such Proprietary and Confidential Information in such context so as to allow the Company or its affiliates an opportunity (which Executive shall not oppose) to obtain such protective orders or similar relief with respect thereto as may be deemed appropriate.  Notwithstanding the foregoing, nothing in this Agreement or any other agreement that Executive may have with the Company or its affiliates restricts or prohibits Executive from initiating communications directly with, responding to any inquiries from, providing testimony before, reporting possible violations of law or regulation to, filing a claim with or assisting with an investigation by a government agency or entity, including but not limited to the U.S. Securities and Exchange Commission and the federal Occupational Safety and Health Administration, or from making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, and Executive does not need the Company’s prior authorization to engage in such conduct.  Pursuant to 18 USC § 1833(b), Executive acknowledges and agrees that an individual may not be held liable under any criminal or civil United States federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, Executive understands that an individual suing an employer under United States law for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.  Nothing in this Agreement is intended to conflict with 18 USC § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 USC § 1833(b).

(c)   All written materials, records, data and information, analyses, and other documents (including, without limitation, any computer-generated, computer-stored or electronically-stored data and other materials), and all copies thereof, made, composed or received by Executive solely or jointly with others, and which are in Executive’s possession, custody or control and which are related in any manner to the past, present or anticipated business of the Company or any of its affiliates (collectively, the “Company Documents”) shall be and remain the property of the Company, or its affiliates, as the case may be. Upon termination of Executive’s employment with the Company, for any reason, Executive promptly shall deliver the Company Documents, and all copies thereof, to the Company.

9.     Covenant Not to Compete and Other Restrictive Covenants.

(a)   Other than the performance of his responsibilities pursuant to this Agreement carried out in the best interests of the Company, during his employment and for a period of twelve (12) months after the date of termination of employment, for any reason, whether by Executive or the Company, Executive shall restrict his activities as follows:

(i)    Executive shall not, directly or indirectly, for himself or others, own, manage, operate, control, be employed by (whether in an executive, managerial, supervisory or other capacity), consult with, assist or otherwise engage or participate in or allow his skill, knowledge, experience or reputation to be used in connection with, the ownership, management, operation or control of, any company or other business enterprise engaged in the Subject Business (as defined below) within any of the Subject Areas (as defined below); provided,  however, that nothing contained herein shall prohibit Executive from making passive investments as long as Executive does not beneficially own more than one percent (1%) of the equity interests of a business enterprise listed on a national securities exchange or publicly traded on a nationally recognized over-the-counter market engaged in the Subject Business within any of the Subject Areas. For purposes of this paragraph, “beneficially own” shall have the same meaning ascribed to that term in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(ii)   Executive shall not solicit, divert or entice away the business of any current counterparty of the Company or its affiliates, or any prospective counterparty who on the date of termination of Executive’s employment is engaged in discussions or negotiations to enter into a business relationship with the Company or its affiliates, or otherwise disrupt any previously established relationship existing between such person or entity and the Company or its affiliates;

(iii)  Executive shall not solicit, induce, influence or attempt to influence any supplier, lessor, lessee, licensor, partner, joint venturer, potential acquiree or any other person who has a business relationship with the Company or its affiliates, or who on the date of termination of Executive’s employment is engaged in discussions or negotiations to enter into a business relationship with the Company or its affiliates, to discontinue or reduce or limit the extent of or refrain from entering into a relationship with the Company or its affiliates; and

(iv)  Without the consent of the Company, Executive shall not make contact with any of the employees or consultants of the Company or its affiliates with whom he had contact during the course of his employment with the Company for the purpose of soliciting such employee or consultant for hire, whether as an employee or independent contractor, or otherwise disrupting such employee’s or consultant’s relationship with the Company or its affiliates.

 For purpose of this Agreement, (x) “Subject Areas” mean the continents of North America, Central and South America, Africa, Europe and Australia, and (y) “Subject Business” means the business of creating, financing, acquiring, investing in and managing precious metals royalties, precious metals streams and similar interests involving mineral properties.

(b)   Acknowledgements.

(i)    Executive acknowledges that (x) the compensation provided to Executive during the Term, (y) the agreement to provide the Severance Payment or Change of Control Severance Payment to Executive in connection with certain terminations of Executive’s employment, and (z) the specialized training and the Proprietary and Confidential Information provided to Executive pursuant to his employment with the Company give rise to the Company’s interest in restraining Executive from competing with the Company, that the noncompetition and nonsolicitation covenants are designed to enforce such consideration, that the Company’s business is worldwide in geographic scope and that any limitations as to time, geographic scope and scope of activity to be restrained as defined herein are reasonable and do not impose a greater restraint than is necessary to protect the goodwill or other business interest of the Company.

(ii)   Executive and the Company hereby agree to reasonably allocate an amount of the Change of Control Severance Payment to the non-competition covenant set forth in this Section 9, which amount will be established by the parties in good faith negotiations, relying upon third party advisers to the extent reasonably determined by the parties, at the time a Change of Control transaction is reasonably likely or at such earlier time as is determined by the parties in good faith.

(c)   Survival of Covenants. Sections 8 and 9 shall survive the expiration or termination of this Agreement for any reason. Executive agrees not to challenge the enforceability or scope of Sections 8 and 9. Executive further agrees to notify all future persons or businesses with which he becomes affiliated or employed, of the restrictions set forth in Sections 8 and 9, prior to the commencement of any such affiliation or employment.

10.   Severability.  If any provision or part thereof of this Agreement is determined at any time by a court, arbitrator or tribunal of competent jurisdiction to be invalid, illegal or unenforceable, such provision or part thereof shall be severable from this Agreement and the remainder of this Agreement will be construed as if such invalid, illegal or unenforceable provision or part thereof had been deleted.

11.   Indemnification.  The Company and Executive have executed and delivered an Indemnification Agreement dated as of January 1, 2019 (the “Indemnification Agreement”). To the extent any provision set forth in the Indemnification Agreement is in conflict with any provision set forth in this Agreement, the provision set forth in the Indemnification Agreement shall govern. Further, Executive shall be entitled to coverage under the Directors and Officers Liability Insurance program to the same extent as other similarly situated executive officers of the Company.

12.   Miscellaneous.

(a)   Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto and fully supersedes any and all prior agreements or understandings, written or oral, between the Executive and the Company or any affiliate of the Company pertaining to the subject matter hereof.

(b)   Notices. Whenever under this Agreement it becomes necessary to give notice, such notice shall be in writing, signed by the party or parties giving or making the same, and shall be served on the person or persons for whom it is intended or who should be advised or notified, by (i) personal delivery, (ii) Federal Express or other similar overnight service or (iii) certified or registered mail, return receipt requested, postage prepaid and addressed to such party at the address set forth below or at such other address as may be designated by such party by like notice:

If to the Company:	Royal Gold Corporation
220 Bay Street, Suite 500
Toronto, Ontario M5J 2W4
Canada
Attention: Vice President and Secretary

If to Executive:	Mark Isto
[Address]
[Address]
[Address]
Canada

In the case of personal delivery, such notice or advice shall be effective on the date of delivery, in the case of Federal Express or other similar overnight service, such notice or advice shall be effective on the next business day, and, in the cases of certified or registered mail, such notice or advice shall be effective three (3) business days after deposit into the mails for delivery by Canada Post.

(c)   Governing Law and Venue. This Agreement is governed by and is to be construed, administered, and enforced in accordance with the laws of the Province of Ontario, without regard to conflicts of law principles.

(d)   Assignment. This Agreement and Executive’s rights and obligations hereunder may not be assigned by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. The Company may assign this Agreement and its rights, together with its obligations hereunder, to an affiliate of the Company or to a person or entity which is a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate, successor, person or entity.

(e)   Counterparts. This Agreement may be executed in counterparts, each of which shall take effect as an original, and all of which shall evidence one and the same Agreement.

(f)    Amendment. This Agreement may be amended only in writing signed by Executive and by a duly authorized representative of the Company (other than Executive).

(g)   Construction. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The Recitals form part of this Agreement and are intended to have legal effect. The language in all parts of this Agreement shall be in all cases construed in accordance to its fair meaning and not strictly for or against the Company or Executive.

(h)   Non-Waiver. The failure by either party to insist upon the performance of any one or more terms, covenants or conditions of this Agreement shall not be construed as a waiver or relinquishment of any right granted hereunder or of any future performance of any such term, covenant or condition, and the obligation of either party with respect hereto shall continue in full force and effect, unless such waiver shall be in writing signed by the Company (other than by Executive) and Executive.

(i)    Use of Name, Likeness and Biography. The Company shall have the right (but not the obligation) to use, publish and broadcast, and to authorize others to do so, the name, approved likeness and approved biographical material of Executive to advertise, publicize and promote the business of Company and its affiliates, but not for the purposes of direct endorsement without Executive’s consent. This right shall terminate upon the termination of this Agreement. An “approved likeness” and “approved biographical material” shall be, respectively, any photograph or other depiction of Executive, or any biographical information or life story concerning the professional career of Executive, as approved by Executive from time to time.

(j)    Right to Insure. The Company shall have the right to secure, in its own name or otherwise, and at its own expense, life, health, accident or other insurance covering Executive, and Executive shall have no right, title or interest in and to such insurance. Executive shall assist Company in procuring such insurance by submitting to reasonable examinations and by signing such applications and other reasonable instruments as may be required by the insurance carriers to which application is made for any such insurance.

(k)   Assistance in Litigation. Executive shall reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of the Company that relate to events or occurrences that transpired while Executive was employed by the Company. Executive’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. Executive also shall cooperate fully with the Company in connection with any investigation or review by any federal, state, or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company. The Company shall pay Executive a reasonable hourly rate for Executive’s cooperation pursuant to this Section 12(k). Except to the extent compelled by subpoena, court order, or other legal process that requires involuntary assistance, and except to the extent prohibited by law, Executive shall neither cooperate with nor assist any third party in the investigation or prosecution of any claims or actions now in existence or that may be brought in the future by such third party against the Company, nor in any investigation, review, or other legal action by any federal, state, or local regulatory authority.

(l)    No Inconsistent Obligations. Executive represents and warrants that to his knowledge he has no obligations, legal, in contract, or otherwise, inconsistent with the terms of this Agreement or with his continued employment with the Company to perform the duties described herein. Executive shall not disclose to the Company, or use, or induce the Company to use, any confidential, proprietary, or trade secret information of others. Executive represents and warrants that to his knowledge he has returned all property and confidential information belonging to all prior employers, if he is obligated to do so.

(m)  Binding Agreement. This Agreement shall inure to the benefit of and be binding upon Executive, his heirs and personal representatives, and the Company and its successors.

(n)   Remedies. The parties recognize and affirm that in the event of a breach of Sections 8 and 9 of this Agreement, money damages would be inadequate and the Company would not have an adequate remedy at law. Accordingly, the parties agree that in the event of a breach or a threatened breach of Sections 8 and 9, the Company may, in addition and supplementary to other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In the event that Executive breaches his obligations under Sections 8 and/or 9, Executive shall forfeit his right to receive any unpaid portion of the Change of Control Severance Payment, the Severance Payment, and any future benefits and/or payments due to Executive under Section 5(e)(iii), except to the extent required by law and the Company may offset any other payments that are otherwise due to Executive.

(o)   Arbitration.  Other than disputes under Section 8 and/or 9 of this Agreement, the parties agree that any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be resolved by arbitration in accordance with the rules of arbitration of the Arbitration Act, 1991 (Ontario). The arbitration shall take place in Toronto,  Ontario. All disputes shall be resolved by one (1) arbitrator chosen by agreement of the parties. The arbitrator shall have the authority to award the same remedies, damages, and costs that a court could award. The arbitrator shall issue a reasoned award explaining the decision, the reasons for the decision, and any damages awarded. The arbitrator’s decision shall be final and binding. The judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration proceedings, any record of the same, and the award shall be considered Proprietary and Confidential Information under this Agreement. This provision and any decision and award hereunder can be enforced under the Arbitration Act, 1991 (Ontario).

(p)   Voluntary Agreement.  Each party to this Agreement has read and fully understands the terms and provisions hereof, has had an opportunity to review this Agreement with legal counsel, has executed this Agreement based upon such party’s own judgment and advice of counsel (if any), and knowingly, voluntarily, and without duress, agrees to all of the terms set forth in this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party because of authorship of any provision of this Agreement.  Except as expressly set forth in this Agreement, neither the parties nor their affiliates, advisors and/or their attorneys have made any representation or warranty, express or implied, at law or in equity with respect to the subject matter contained herein.  Without limiting the generality of the previous sentence, the Company, its affiliates, advisors, and/or attorneys have made no representation or warranty to Executive concerning the provincial, state or federal tax consequences to Executive regarding the transactions contemplated by this Agreement.

(q)   Survival.  The rights and obligations of the Company and Executive contained in Sections 8, 9 and 12(s) of this Agreement shall survive the termination of the Agreement. Following termination of Executive’s employment and this Agreement, each party shall have the right to enforce all rights, and shall be bound by all obligations, of such party that are continuing rights and obligations under this Agreement.

(r)    Non-Disparagement.  Executive shall not make any disparaging, derogatory or detrimental comments about the Company or any of its affiliates or any of their directors, officers, employees, partners, members, managers or shareholders, or any investor or other person or entity having a business relationship with the Company or any of its affiliates. The Company shall direct its directors and officers to not make any disparaging, derogatory or detrimental comments about Executive.  Nothing herein, however, will be deemed to preclude either party from providing truthful testimony or information pursuant to subpoena, court order, or similar legal process, instituting and pursuing legal action, or engaging in other legally protected speech or activities or to prevent either party from making any disclosure required by the Exchange Act or other applicable law (including without limitation Company disclosure deemed advisable under the federal securities laws or the rules of any stock exchange).

(s)   Certain Definitions. For purposes of this Agreement:

(i)    an “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, and includes subsidiaries;

(ii)   a “business day” means the period from 9:00 am to 5:00 pm on any weekday that is not a banking holiday in the Province of Ontario; and

(iii)  a “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests or no board of directors or other governing body, fifty percent (50%) or more of the equity interests of which) is owned directly or indirectly by such first person.

[Signatures on next page]

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement, effective as of the day and year first above written.

ROYAL GOLD CORPORATION

By:	/s/ William H. Heissenbuttel
Name:	William H. Heissenbuttel
Title:	President

/s/ Mark Isto
Mark Isto

Signature Page

EXHIBIT A

RELEASE AND INDEMNITY

For and in consideration of the payments and other benefits (the “Terms of Settlement”) due to Mark Isto (the “Executive’) pursuant to the First Amended and Restated Employment Agreement (the “Employment Agreement”) made and entered into as of the 1st day of January 2019, by and between the Executive and Royal Gold Corporation (the “Employer”) and for other good and valuable consideration, the Executive agrees as follows:

Release and Indemnity

1.            The Executive

(a)          releases and forever discharges

(i)           the Employer, its directors, officers, trustees, shareholders, executives, contractors and agents,

(ii)          all corporations associated or affiliated with the Employer, their directors, officers, trustees, shareholders, executives, contractors and agents, and

(iii)         the respective heirs, executors, administrators, other legal representatives, successors and assigns of the aforesaid corporations, individuals and other entities,

(individually, a “Releasee” and, collectively, the “Releasees”) from any and all actions, causes of action, claims, proceedings, applications, complaints and demands of any kind whatsoever, whether known or unknown, and whether statutory, common law or equitable or arising under any other legal theory, regardless of whether arising from negligence, gross misconduct or wilful default, that have arisen or that may arise at any time in the future (individually, a “Claim” and, collectively, the “Claims”) and, without limiting the generality of the foregoing, all Claims arising from the employment of the Executive with the Employer or the termination of such employment, including all Claims, contractual, statutory or otherwise, under any benefit plan in which the Executive participated or may have been entitled to participate during his employment and all Claims for salary, wages, commissions, incentive compensation, bonuses, stock options, stock appreciation rights, restricted stock, performance shares or other securities, benefits, overtime pay, vacation pay, holiday pay, any other form of remuneration, benefit or perquisite, termination pay, severance pay, compensation in lieu of notice, damages for wrongful dismissal, any other forms of damage and reinstatement in employment, and including any express or implied right under any contract of employment, the common law, the Occupational Health and Safety Act (Ontario), the Employment Standards Act, 2000 (Ontario), the Labour Relations Act (Ontario) or any other statute or regulation,

(b)          agrees that he is aware of his rights under the Human Rights Code (Ontario), confirms that he is not and does not intend to assert such rights or advance a Claim under the Human Rights Code (Ontario) relating to his employment with the Employer or the termination of such employment, and hereby releases and forever discharges the Releasees from any such Claims,

(c)          agrees, for the benefit of the Releasees, not to make any Claim or take any proceeding with respect to any matter released and discharged herein that may result in any Claim arising against any Releasee for contribution or indemnity or other relief,

(d)          agrees to indemnify and save harmless the Releasees from and against any and all Claims under the Income Tax Act (Canada), the Income Tax Act (Ontario), the Canada Pension Plan Act, the Employment Insurance Act (Canada), including any regulations made thereunder, and any other

Exhibit A

statute or regulations, for or in respect of any failure on the part of the Releasees to withhold income tax, Canada Pension Plan premiums, employment insurance premiums or benefit overpayments or any other tax, premium, payment or levy from all or any part of the said consideration and any Losses arising from any such Claims,

(e)          acknowledges and agrees that the Releasees other than the Employer are intended to be third party beneficiaries of this Release and Indemnity and, as such, each of such Releasees are entitled to enjoy the benefits of this Release and Indemnity and have the right to independently enforce the terms of this Release and Indemnity directly against the Executive, and

(f)           to the extent necessary to entitle the Releasees to enjoy the benefits of this Release and Indemnity, appoints the Employer as the trustee for such Releasees of the provisions of this Release and Indemnity that are for their benefit.

Independent Legal Advice

2.            The Executive declares that he has had sufficient opportunity to seek independent legal advice with respect to the Terms of Settlement as well as this Release and Indemnity and fully understands them. The Executive hereby voluntarily accepts the Terms of Settlement for the purpose of making full and final compromise, adjustment and settlement of all Claims referred to above.

Revocation Period

3.            The Executive has been given at least [twenty-one (21) OR forty-five (45)] days to consider all of the terms of this Release and Indemnity and has been advised to consult with legal counsel and any other advisors of the Executive’s choice prior to executing this Release and Indemnity.  The Executive acknowledges that he has been advised by the Employer that he should carefully read and fully understand the provisions of this Release and Indemnity before signing it, and fully understands that by signing below he is voluntarily giving up any right which he may have to sue or bring any claim against the Releasees.  The Executive understands that he has a period of seven (7) days after signing this Release and Indemnity within which to revoke his agreement by written notice delivered to the Employer in accordance with the Employment Agreement, and that neither the Employer nor any other person is obligated to make any payments or provide any other benefits to the Executive pursuant to the Employment Agreement until eight (8) days have passed since the Executive’s signing of this Release and Indemnity without the Executive’s signature having been revoked, other than any accrued obligations or other benefits payable pursuant to the terms of the Employer’s normal payroll practices or employee benefit plans.  In the event the Executive chooses to revoke this Release and Indemnity within seven (7) calendar days after he signs it, this Release and Indemnity shall be void, all actions taken pursuant to this Release and Indemnity shall be reversed, and neither this Release and Indemnity nor the fact of or circumstances surrounding its execution shall be admissible for any purpose whatsoever in any proceeding between the parties to the Release and Indemnity, except in connection with a claim or defense involving the validity or effective rescission of this Release and Indemnity.

Compliance with the Terms of Settlement

4.            This Release and Indemnity will not apply to any Claims that the Executive may have relating to the failure or the refusal of the Employer to comply with the Terms of Settlement.

No Admission of Liability

5.            The Executive understands and agrees that the Terms of Settlement, this Release and Indemnity, or the payment of the said consideration are not construed as an admission of liability by the Releasees.

Governing Law

6.            This Release and Indemnity is governed by and will be construed in accordance with the laws of the Province of Ontario and the laws of Canada.

Exhibit A

Benefit

7.            This Release and Indemnity will enure to the benefit of and be binding upon the Executive and the Releasees and their respective heirs, executors, administrators, other legal representatives, successors and assigns.

Entire Agreement

8.            This Release and Indemnity along with the Terms of Settlement constitute the entire agreement between the Employer and the Executive with respect to the subject matter hereof.

IN WITNESS WHEREOF the Executive has executed this Release and Indemnity at _________________, Ontario on _______________, 20__.

SIGNED AND DELIVERED in the presence of:

Witness	Mark Isto

Exhibit A